Exhibit 3.11.1

Grifols Italia S.p.a.

LIBRO DELLE ADUNANZE E DELLE DELIBERAZIONI DELLE ASSEMBLEE

Allegato “A” al n. 13158/7426 di Repertorio
Articolo 1
Denominazione
1. La società è denominata:
“GRIFOLS ITALIA S.P.A.”
Articolo 2
Sede
2. La società ha sede in San Giuliano Terme.

La società può istituire e sopprimere altrove, in Italia e all’estero, succursali, filali age rappresentanze, uffici e depositi.
Articolo 3
Oggetto
3. La Società ha per oggetto le seguenti attività.
a) L’importazione, I’acquisto, la fabbricazione, il confezionamento, I’immagazzinaggio, la registrazione, la vendlta, I’esportazione ed il commercio in genere di sostanze, composti, soluzioni, apparecchiature, strumenti, prodotti semilavorati e finiti per uso chirurgico, medico, diagnostico e terapeutico di tipo biologico, chimico, farmaceutico e biotecnologico.
b) La diffusione e I’informazione scientifica, medica e commerciale inerente ai settori sopra citati presso gli operatori sanitari e commerciali, anche mediante mezzi di comunicazione specifici e “media” in genere, ivi inclusa I’organizzazione di seminari, tavole rotonde e congressi.
c) La raccolta, il controllo ed il frazionamento del plasma nazionale e la produzione di emoderivati da tale plasma originati, e ciò per conto del Servizio Sanitario Nazionale, e/o delle Amministrazionl Regionali Italiane e/o di centri di raccolta e/o di ospedali. Allo scopo, Grifols Italia agira in nome e per conto ed in qualita di rappresentante esclusivo per lltalia delta società spagnola Istituto Grifols S.A. e potra in tale veste stipulare convenzioni, accordi e contratti con qualsiasi pubblica amministrazione e/o società privata.
d) La fornitura a terzi di prestazioni d’opera, anche intellettuale, nonché di servizi per I’industria farmaceutica relativi, a titolo esemplificativo e non esaustivo, alla gestione, all’amministrazione, alla promozione, all’informazione medico-scientifica e tecnica, al magazzinaggio ed alla distribuzione di prodotti farmaceutici, biologici, biotecnologici, di strumenti per la diagnostica, di dispositivi medici e chirurgici nonche di apparecchiature medicali in genere.
e) L’importazione, la distribuzione, la vendita e la commercializzazione di sistemi integrati (composti cioe da apparecchiature con relativo software di gestione) e non integrati nonche di strumenti per la logistica ospedaliera, per la dispensazione e per il monitoraggio della distribuzione di farmaci e di presidi medico chirurgici in genere, dalla farmacia centrale ospedaliera al letto del paziente, cosi come di apparecchiature per la preparazione e la distribuzione della dose unica.
f) L’instaurazione e lo sviluppo di rapporti con le autorità governative centrali e locali, con le autorita sanitarie centrali e locali, con la classe medica, con il mondo scientifico, con le

Grifols Italia S.p.a.

LIBRO DELLE ADUNANZE E DELLE DELIBERAZIONI DELLE ASSEMBLEE

fondazioni e associazioni di settore al fine di cooperare con le medesime nello svolgimento di programmi di tutela della salute pubblica e dell’assistenza sanitaria.
Per il conseguimento e nell’ambito di tali finalità, la società potrà inoltre:
• prestare a favore di terzi avalli, fidejussioni ed ogni altra garanzia, anche reale, nonche svolgere attività di finanziamento purche non nei confronti del pubblico e comunque nel rispetto di quanto disposto dal decreto legislativo n. 385/1993;

• assumere, sia direttamente che indirettamente, interessenze e partecipazioni in altre società od imprese aventi oggetto analogo, connesso od affine al proprio cosi come costituire fondazioni e raggruppamenti temporanei di Impresa.

• raccogliere fondi presso i propri soci, sotto forma di mutui o prestiti, anche a titolo oneroso, nel rispetto delle leggi e dei regolamenti vigenti.

• acquistare, vendere, licenziare o comunque acquisire e/o cedere diritti di sfruttamento economico di marchi, brevetti industriali, know how, processi di fabbricazione, opere dell’lngegno cosi come di ogni altro diritto di proprietà industriale e/o intellettuale o a questi connesso.

• agire quale rappresentante e/o agente, esclusivo o non esclusivo di imprese nazionali o estere, progettare prodotti, sottoscrivere contratti di appalto di servizi, sia in veste di committente che di appaltatore.
Articolo 4
Durata
4. La durata della società è stabilita alla data della sua legale costituzione fino al 31 agosto 2100.
Articolo 5
Domicilio
5. II domicilio dei soci, degli amministratori, dei sindaci e del revisore, per i loro rapporti con la società, è quello che risulta dai libri soclali; è onere del socio comunicare il cambiamento del proprio domicilio.
In mancanza dell’indicazione del domicilio nel libro del soci si fa riferimento alla residenza anagrafica.
Articolo 6
Capitale e azioni
6. II capitale sociale è di Euro 2.496.000,00 (euro duemilioniquattrocentonovantaseimila), ed è diviso in numero 6.000 (seimila) azioni del valore nominale di Euro 416,00 (euro quattrocentosedici) ciascuna e può essere aumentato una o più volte per deliberazione dell’assemblea straordinaria degli azionisti anche mediante conferimenti in natura.
II capitale potra essere aumentato anche con emissioni di azioni aventi diritti diversi da quelli delle azioni gia emesse.
In caso di aumento di capitale in numerario spetta ai soci il diritto di opzione ai sensi dell’articolo 2441 del Codice Civile.

Grifols Italia S.p.a.

LIBRO DELLE ADUNANZE E DELLE DELIBERAZIONI DELLE ASSEMBLEE

Le azioni sono nominative, salvo diversa disposizione di legge.
Quando le azioni sono interamente liberate, possono essere nominative o al portatore e tramutabili dall’una all’altra specie a richiesta ed a spese dell’azionista.
Le nuove azioni offerte ai soci in opzione saranno in proporzione al capitale da loro posseduto.
Le azioni sono nominative quando ciò èprescritto dalle leggi vigenti secondo i terminl e le modalità dalle leggi stesse fissate, diversamente le azioni possono essere nominative od al portatore a scelta dell’azionista.
L’azione è indivisibile e da diritto ad un voto. II caso di comproprietà è regolato dalla legge.
Articolo 7
Obbliqazioni
7. La Società potrǻ emettere obbligazioni al portatore o nominative sotto I’osservanza delle disposizioni di legge.
La competenza ad emettere obbligazioni spetta all’Assemblea straordinaria dei soci.
Articolo 8
Finanziamenti
8. La società potrà acquisire dai soci finanziamenti a titolo oneroso o gratuito, con o senza obbligo di rimborso, nel rispetto delle normative vigenti, con particolare riferimento a quelle che regolano la raccolta di risparmio tra il pubblico.
La società potrà, inoltre, estendere finanziamenti ai soci a titolo oneroso ai fini del conseguimento dell’oggetto sociale.
Articolo 9
Trasferimento delle azioni
9. Le azioni sono liberamente trasferibili.
Articolo 10
Recesso
10. II diritto di recesso potrǻ essere esercitato dal socio nei casi previsti dalla legge.
Articolo 11
Unico socio
11. Quando le azioni risultano appartenere ad una sola persona o muta la persona dell’unico socio, gli amministratori, al sensi dell’ articolo 2362 codice civile, devono depositare per I’iscrizione nel registro delle imprese una dichiarazione contenente I’indicazione del cognome e nome o della denominazione, della data e luogo di nascita o di costituzione, del domicilio o della sede e cittadinanza dell’unico socio.
Quando si costituisce o ricostituisce la pluralità dei soci, gli amministratori ne devono depositare la dichiarazione per I’iscrizione nel registro delle imprese.

Grifols Italia S.p.a.

LIBRO DELLE ADUNANZE E DELLE DELIBERAZIONI DELLE ASSEMBLEE

L’unico socio o colui che cessa di essere tale può provvedere alla pubblicazione prevista nei commi precedenti.
Le dichiarazioni degli amministratori devono essere riportate entro trenta giorni dall’iscrizione nel libro, dei soci e devono indicare la data di tale iscrizione.
Articolo 12
Soggezione ad attività di direzione e controllo
12. La società deve indicare I’eventuale propria soggezione all’altruiattivita di direzione e coordinamento negli atti e nella corrispondenza, nonchèmediante iscrizione, a cura degli amministratori, presso la sezione del registro delle imprese di cui all’ articolo 2497-bis, comma secondo c.c.
Articolo 13
Competenze dell’assemblea ordinaria e straordinaria
13. L’Assemblea è ordinaria e straordinaria e delibera sulle materie ad essa riservate dalla legge.
Articolo 14
Convocazione dell’assemblea
14. L’Assemblea ordinaria viene convocata almeno una volta entro centoventi giorni dalla chiusura dell’esercizio sociale oppure, in considerazione della partecipazione di soci stranieri e della necessità di preparare bilanci certificati e consolidati di gruppo ed ogni qualvolta particolari esigenze relative alla struttura e all’oggetto della società lo richiedano, I’assemblea ordinaria per I’approvazione del bilancio può essere convocata entro 180 (centottanta) giorni dalla chiusura dell’esercizio sociale.
L’Assemblea è convocata dall’organo amministrativo, nella sede sociale, negli Stati Uniti d’America e nei paesi membri della Comunità Europea secondo quanto sarà indicato nell’avviso di convocazione.
Le adunanze delle assemblee ordlnarie possono svolgersi per videoconferenza o per teleconferenza, ovverosia con intervenuti dislocati in più luoghi, contigui o distanti, tele collegati, a condizione che siano rispettati, sostanzialmente, il metodo collegiale e i principi di buona fede e di parità di trattamento dei soci.
In particolare, è necessario che:
• sia consentito al Presidente dell’Assemblea, anche a mezzo del proprio ufficio di presidenza, di accertare I’identità e la legittimazione degli intervenuti, regolare lo svolgimento dell’adunanza, constatare e proclamare i risultati della votazione;

• sia consentito al soggetto verbalizzante di percepire adeguatamente gli eventi assembleari oggetto di verbalizzazione;

• sia consentito ai soggetti legittimamente ammessi all’Assemblea dal presidente di partecipare alla discussione e alla votazione simultanea sugli argomenti all’ordine del giorno;

• vengono indicati nell’avviso di convocazione (salvo che si tratti di Assemblea totalitaria) i luoghi audio/video collegati a cura della società, nei quali gli intervenuti potranno affluire.
L’Assemblea si considererà tenuta nel luogo in cui si trova il Presidente e dove deve pure

Grifols Italia S.p.a. LIBRO DELLE ADUNANZE E DELLE DELIBERAZIONI DELLE ASSEMBLEE
trovarsi il segretario onde consentire la stesura e la sottoscrizlone del relativo verbale
L’Assemblea straordinaria è convocata per le deliberazloni di sua competenza quando organo amministrativo lo ritenga opportuno. La convocazione dovrà altresi essere fatta senza ritardo quando inoltrata richiesta ai sensi di legge.
Le convocazioni delle Assemblee sono fatte mediante pubblicazione dell’avviso contenente l’ordine del giorno nella Gazzetta Ufficiale o sul quotidiano “Corriere della Sera” o “La Nazione” o “II Sole 24 Ore”, ovvero mediante avviso comunicato ai soci mediante lettera raccomandata, telegramma, messaggio telematico od altro mezzo che garantisca la prova dell’avvenuto ricevimento, almeno otto giorni prima di quello fissato per l’Assemblea.
Articolo 15
Assemblee di seconda e ulteriore convocazione
15. Nell’avviso di convocazione potrà essere prevista una data di seconda e ulteriore convocazione per il caso in cui nell’adunanza precedente l’assemblea non risulti legalmente costituita.
Le assemblee in seconda o ulteriore convocazione devono svolgersl entro trenta giorni dalla data indicata nella convocazione per l’assemblea di prima convocazione.
L’assemblea di ulteriore convocazione non può tenersi il medesimo giorno dell’assemblea di precedente convocazione.
Articolo 16
Assemblea totalitaria
16. Anche in mancanza di formale convocazione, l’assemblea si reputa regolarmente costituita quando è rappresentato l’intero capitale sociale e partecipa all’assemblea la maggioranza dei componenti dell’organo amministrativo e la maggioranza dei componenti dell’organo di controllo.
In tale ipotesi ciascuno dei partecipanti può opporsi alla discussione (ed alla votazione) degli argomenti sui quail non si ritenga sufficientemente informato.
Articolo 17
Assemblea ordinaria: determinazione dei quorum
17. L’Assemblea ordinaria e regolarmente costituita con la presenza di tanti soci che rappresentino in proprio o per delega almeno la meta del capitale sociale.
In seconda o ulteriore adunanza l’Assemblea ordinaria è regolarmente costituita qualunque sia la parte di capitale sociale rappresentata,
L’Assemblea ordinaria, in prima, seconda e in ogni ulteriore convocazione, delibera con II voto i favorevole della maggioranza assoluta dei present.
Tuttavia non si intende approvata la delibera che rinunzia o che transige sull’azione di responsabilità nei confronti degli amministratori, se consta il voto contrario di almeno un quinto del capitale sociale.

Grifols Italia S.p.a. LIBRO DELLE ADUNANZE E DELLE DELIBERAZIONI DELLE ASSEMBLEE
Articolo 18
Assemblea straordinaria: determinazione dei quorum
18. L’Assemblea straordinaria in prima convocazione e regolarmente costituita è delibera con il voto favorevole di più della meta del capitale sociale.
In seconda convocazione I’Assemblea straordinaria è validamente costituita con I’intervento di tanti soci che rappresentano oltre un terzo del capitale sociale e delibera con il voto favorevole di armeno due terzl del capitale rappresentato in Assemblea, salvo sempre le disposizioni di legge inderogabili.
Articolo 19
Leaittimazione a partecipare alle assemblee ed a votare
19. Per essere ammessi all’Assemblea i soci devono esibire i propri titoli al fine di dimostrare la leglttimazione a partecipare all’Assemblea, salvo che sia stato effettuato il deposito di cui al secondo comma dell’art. 2370 c.c.
Articolo 20
Rappresentanza del socio in assemblea: le deleghe
20. I soci possono farsi rappresentare per delega scritta da altra persona, con le limitazioni di cui all’art. 2372 del Codice Civile.
Articolo 21
Presidente e segretario dell’assemblea. Verbalizzazione
21. L’Assemblea, ordinaria è straordinaria, è presieduta dalla persona designata dagli intervenuti.
II Presidente nomina un segretario anche non socio e sceglie, se lo crede del caso, due scrutatori fra gli azionisti ed i sindaci.
Le deliberazioni dell’Assemblea sono constatate da processo verbale firmato dal Presidente, dal Segretario ed eventualmente dagli scrutatori, in ottemperanza a quanto previsto dall’art. 2375 del c.c.
Nei casi di legge ed inoltre quando I’organo amministrativo lo ritenga opportuno, il verbale viene redatto da Notaio da lui scelto.
Non occorre l’assistenza del segretario nel caso in cui il verbale sia redatto da un Notaio.
Articolo 22
Organo amministrativo
22. La Società è amministrata da un Amministratore Unico o da un Consiglio di Amministrazione composto da due a nove consiglieri anche non soci.
Articolo 23
Divieto di concorrenza
23. Gli amministratori sono tenuti all’osservanza del divieto di concorrenza sancito dall’articolo 2390 del codice civile, salvo autorizzazione dell’Assemblea.

Grifols Italia S.p.a. LIBRO DELLE ADUNANZE E DELLE DELIBERAZIONI DELLE ASSEMBLEE
Articolo 24
Nomina e sostituzione dell’organo amministrativo
24. La nomina degli amministratori spetta all’Assemblea ordinaria la quale ne stabilira numero all’atto della nomina.
Gli amministratori durano in carica per il tempo determinato dell’Assemblea che li nornina fermo il limite di tre esercizi previsto dalla legge, e sono rielegglbili.
Essi scadono alla data dell’assemblea convocata per I’approvazione del bilancio relativo all’ultimo esercizio della loro carica.
Se nel corso dell’esercizio vengono a mancare uno o più amministratori, gli altri provvedono a sostituirli con deliberazione approvata dal collegio sindacale, purche la maggioranza sia sempre costituita da amministratori nominati dall’assemblea.
Gli amministratori cosi nominati restano in carica fino alla successiva assemblea.
Qualora venga meno la maggioranza degli amministratori nominati dall’assemblea, quelli rimasti in carica devono convocare I’assemblea per la sostituzione degli amministratori mancanti.
Gli amministratori cosi nominati scadono insieme a quelli in carica all’atto della loro nomina.
Articolo 25
Presidente del consiglio di amministrazione
25. IL Consiglio elegge tra i propri membri un Presidente; può anche eleggere ove lo creda opportuno uno o più Vice Presidenti.
IL Presidente ed i Vice Presidenti sono rieleggibili.
IL Consiglio nomina un segretario il quale puo essere scelto all’infuori dei suoi membri.
Articolo 26
Delibere del consiglio di amministrazione
26. IL Consiglio si raduna tutte le volte che il Presidente lo ritenga opportuno oppure quando ne sia fatta richiesta dal Presidente, dal Collegio Sindacale, o anche da due soli dei consiglieri di amministrazione.
Le convocazioni saranno fatte dal Presidente nel luogo designato nell’avviso dl convocazione anche mediante raccomandata, telegramma, telefax, messaggio telematico ed ogni altro mezzo che garantisca la prova dell’avvenuto ricevimento, da inviarsi almeno tre giorni di calendario prima della riunlone.
IL Consiglio di Amministrazione si riunisce nel luogo indicate nell’avviso di convocazione, nella sede sociale o altrove, negli Stati Uniti d’America o nei paesi membri della Comunità Europea.
La riunione del Consiglio di Amministrazione sara presieduta dal Presidente o da altro Consigliere designate dal Consiglio di Amministrazione stesso.
Per la validita delle deliberazioni e necessaria la presenza della maggioranza degli amministratori in carica.
E’ ammessa la possibilita che le adunanze del Consiglio di Amministrazione si tengano per tele-

Grifols Italia S.p.a. LIBRO DELLE ADUNANZE E DELLE DELIBERAZIONI DELLE ASSEMBLEE
conferenza o video-conferenza a condizione che tutti i partecipanti possano essere identificati e sia loro consentito di seguire la discussione ed intervenire in tempo reale alla trattazione degli argomenti affrontati anche esaminando e scambiandosi documenti; verificandosi questi requisiti il Consiglio di Amministrazione si considereà tenuto nel luogo in cui si trova il Presidente e dove pure deve trovarsi il segretario onde consentire la stesura e la sottoscrizione dei verbali sul relativo libra.
Il Consiglio di Amministrazione è validamente costituito qualora, anche in assenza di formale convocazione, siano presenti tutti i consiglieri In carica e tutti i membri del collegio sindacale.
Le deliberazioni relative sono prese a maggioranza di voti espressi, ivi escluse le eventuali astensioni; in caso di parita di voti è preponderante il voto del Presidente della riunione.
Articolo 27
Competenza e poteri dell’organo ammmistrativo
27. L’organo amministrativo ha tutti i poteri per la gestione dell’impresa, ferma restando la necessità di specifica autorizzazione nei casi richiesti dalla legge.
Articolo 28
Remunerazione degli amministratori
28. L’Assemblea può determinare un importo complessivo per la remunerazione di tutti gli amministratori, inclusi quelli investiti di particolari cariche.
In assenza di delibera Assembleare avente in oggetto la remunerazione degli amministratori, questi ultimi avranno diritto al solo rimborso delle spese.
La remunerazione dell’Amministratore Delegato potra essere fissata dal Consiglio di Amministrazione, sentito il parere del Collegio Sindacale, nel rispetto dei limiti massimi eventualmente determinati dall’Assemblea.
Articolo 29
Controllo contabile
29. L’attivita di controllo contabile sulla Società è esercitata dal Collegio sindacale, salvi i casi in cui sia obbligatoria la nomina del revisore contabile o della società di revisione o la società proceda volontariamente alla nomina del revisore contabile o della società di revisione.
I requisiti, le funzioni, il conferimento dell’incarico, la responsabilità e le attivita del revisore contabile o della società di revisione sono regolati per legge.
L’attività è annotata in apposito libro conservato presso gli uffici operativi dell’organo di controllo.
Articolo 30
Collegio sindacale
30. IL Collegio Sindacale e composto da tre membri effettivi e due supplenti, nominati e funzionanti a norma di legge.
I sindaci durano in carica tre anni e sono rieleggibili.

Grifols Italia S.p.a. LIBRO DELLE ADUNANZE E DELLE DELIBERAZIONI DELLE ASSEMBLEE
L’Assemblea che nomina i sindaci e il Presidente del Collegio Sindacale determina il compenso loro spettante.
IL Collegio Sindacale vigila sull’osservanza della legge e dello statuto, sul rispetto dei principl di corretta amministrazione ed in particolare sull’adeguatezza dell’assetto organlzzativo amministrativo e contabile adottato dalla società e sul suo concretò funzionamento.
Per tutta la durata del loro incarlco i sindaci debbono possedere i requisiti di cui all’articolo 2399 codice civile.
La perdita di tali requisiti determina la immediata decadenza del sindaco e la sua sostituzione con il sindaco supplente più anziano.
I sindaci scadono alla data dell’Assemblea convocata per I’approvazione del bilancio relativo al terzo esercizio della carica.
La cessazlone dei sindaci per scadenza del termine ha effetto dal momento in cui il collegio è stato ricostituito.
Il Collegio Sindacale si riunisce almeno ogni novanta giorni su iniziativa di uno qualsiasi dei sindaci. Esso è validamente costituito con la presenza della maggioranza dei sindaci e delibera con il voto favorevole della maggioranza assoluta dei sindaci.
Le riunioni possono tenersi anche con I’ausilio di mezzi telematlci, nel rispetto delle modalità previste per lo svolgimento dei lavori assembleari.
Articolo 31
Bilancio ed utili
31. Gli esercizi sociali si chiudono al 31 dicembre di ogni anno.
L’organo amministrativo provvede entro I termini e sotto I’osservanza delle disposizioni di legge, alla compilazione del bilancio corredandoli di una relazione sull’andamento della gestione sociale se richiesto dalla legge.
Sugli utili netti risultanti dal bilancio viene dedotto il 5% (cinque per cento) da assegnare alla riserva ordinaria fino a che questa non abbia raggiunto il quinto del capitale sociale.
IL residuo viene ripartito tra gli azionisti in proporzione delle azioni possedute salvo che I’Assemblea deliberi speciali prelevamenti a favore di riserve straordinarie o per altre destinazioni, oppure disponga di mandarli in tutto o in parte ai successivi esercizi.
Articolo 32
Scioglimento e liguidazione
32. Addivenendosi in qualsiasi tempo e per qualsiasi causa allo scioglimento della Società, I’Assemblea stabilisce le modalità della liquidazione e nomina uno o più liquidatori determinandone i poteri.
Articolo 33
Disposizioni generali
33. Per quanto non è espressamente contemplato nel presente statuto, si fa riferimento alle disposizioni contenute nel codice civile ed alle leggi speciali in materia.

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Firmato Rlccardo Vanni
Firmato Angelo Busani